Exhibit 10.8

RESTRICTED STOCK RIGHTS AWARD AGREEMENT
PNM RESOURCES, INC.
SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to «First» «Last», (the “Grantee”), a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Restricted Stock Rights Award (the “Award”) for the number of shares of common stock of the Company (“Stock”) noted below.  The grant is made effective as of the ____ day of ________, 2009 (the “Grant Date”).

Capitalized terms used in this Restricted Stock Rights Award Agreement (the “Agreement”) and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1.     Grant.  Grantee is hereby granted a Restricted Stock Rights Award for «Total_Restricted_Stock» shares of Stock.  This Award is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

2.     Vesting.

(a)           Except as set forth below, these Restricted Stock Rights shall vest in the following manner:  (i) 33% of the Restricted Stock Rights will vest on the first anniversary of the Grant Date; (ii) an additional 34% of the Restricted Stock Rights will vest on the second anniversary of the Grant Date; and (iii) the final 33% of the Restricted Stock Rights will vest on the third anniversary of the Grant Date.

(b)           Upon Grantee’s Separation from Service due to death, Disability, Retirement, Impaction or Change in Control, nonvested Restricted Stock Rights shall become 100% vested in accordance with the applicable provisions of the Plan.

(c)           Upon Grantee’s involuntary or voluntary Separation from Service for any reason other than those set forth in Subparagraph (b) above, the Restricted Stock Rights, if not previously vested, shall be canceled and forfeited immediately.

(d)           Upon Grantee’s Separation from Service for Cause, all nonvested Restricted Stock Rights shall be terminated and forfeited immediately.

3.     Form and Timing of Delivery of Certificate.

(a)           If any Restricted Stock Rights granted hereunder vest as described in Section 2(a), the Grantee will receive the Stock payable with respect to such vested Restricted Stock Rights within ninety (90) days following the dates on which the Restricted Stock Rights vest.

(b)           If any Restricted Stock Rights granted hereunder vest as described in Section 2(b), the Grantee will receive the Stock payable with respect to such Restricted Stock Rights within ninety (90) days following the date of the Grantee’s Separation from Service.

(c)  The Restricted Stock Rights granted hereunder are subject to the requirements of Section 409A of the Code.  Accordingly, the restrictions described in Section 20.3 of the Plan apply to the Restricted Stock Rights.  In addition, if the Grantee is a Specified Employee at the time of the Grantee’s Separation from Service, the six (6) month delay in payments to a Specified Employee upon a Separation from Service (described in Section 20.3 of the Plan) applies.

4.     Adjustments. Neither the existence of the Plan nor the Award shall affect, in any way, the right or power of the Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; or any merger or consolidation of the Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Award are more fully described in Section 5.3 of the Plan.

5.     Withholding and Deductions.  The Company shall have the right to deduct from any payments made by the Company to Grantee, or to require that the Grantee remit to the Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to the delivery of shares of Stock as payment for the Restricted Stock Rights granted hereunder.  The Company also shall have the right to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for withholding and payment of such taxes.  The Company may, in its sole discretion, permit the Grantee to elect to satisfy the minimum statutory tax withholding obligation which may arise in connection with the Restricted Stock Rights by requesting that the Company withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount of the minimum statutory tax withholding.  Any such election shall be subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary in order to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

6.     Dividend Equivalents.  The Grantee will not be entitled to receive a dividend equivalent for any of the Restricted Stock Rights granted hereunder.

7.     Compliance with Exchange Act.  If the Grantee is subject to Section 16 of the Exchange Act, Restricted Stock Rights granted pursuant to this Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

8.     Non-Assignability.  The Award and Grantee’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.  The Restricted Stock Rights are otherwise non-assignable.  (See Section 14 of the Plan).  The terms hereof shall be binding on the executors, administrators, heirs and successors of the Grantee.

9.     Voting Rights.  During the Restricted Period, the Grantee will have no voting rights with respect to nonvested Restricted Stock Rights.

10.   Grantee Representation.  As a condition to the receipt of any shares of Stock hereunder, the Company may require a representation from the Grantee that the Stock is being acquired only for investment purposes and without any present intention to sell or distribute such shares.

11.   Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between the Grantee and the Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between the Grantee and the Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

12.   Regulatory Approvals and Listing.  The Company shall not be required to issue any certificate for shares of Stock upon the vesting of Restricted Stock Rights granted under this Agreement prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable.  (See Section 20.1 of the Plan).

13.   Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan.  The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Grantee and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

14.   Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by the Company.

15.   Validity and Construction. The validity and construction of this Award shall be governed by the laws of the State of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Rights Award Agreement to be executed on _________ ____, 2009, by its duly authorized representative.

PNM RESOURCES, INC.

By
      Alice A. Cobb
      Senior Vice President and
      Chief Administrative Officer